Exhibit 10.12

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) dated December 27, 2006 is made by and between Veritas DGC Inc. (the “Company”), and Timothy L. Wells (the “Executive”), effective as provided below.

W I T N E S S E T H:

WHEREAS, the Executive is currently employed by the Company; and

WHEREAS, the Executive and the Company have heretofore entered into that certain Amended and Restated Employment Agreement dated as of October 22, 2001 (the “Original Agreement”);

WHEREAS, the Company may be acquired pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2006, by and among the Company, Compagnie Générale de Géophysique (“CGG”) and certain of CGG’s affiliates, provided that the shareholders of the Company and CGG approve of such acquisition and certain other conditions, as described in the Merger Agreement, are met;

WHEREAS, subject to and conditioned upon the occurrence of the Closing, the Company desires to continue to employ the Executive in an executive capacity on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive desires to continue to be employed by the Company on such terms and conditions and for such consideration; and

WHEREAS, subject to and conditioned upon the occurrence of the Closing (as defined in the Merger Agreement), the Company desires to assume certain obligations under the Original Agreement, subject to certain modifications to change the time and form of payment of benefits under the Original Agreement, but to otherwise amend, restate and supercede the Original Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, but subject to the occurrence of the Closing, the Company and the Executive agree as follows effective as of the Closing Date (as defined in the Merger Agreement and, as used herein, the “Effective Date”):

ARTICLE 1
EMPLOYMENT AND DUTIES

1.1           Employment; Effective Date.  Effective as of the Effective Date and continuing for the period of time set forth in Article 2 of this Agreement, the Executive’s employment by the Company shall be subject to the terms and conditions of this Agreement.

1.2           Positions.  The Executive shall serve as President of the Western Hemisphere Services operations of CGG and a member of the Executive Committee (the “Executive Committee”) of CGG and its affiliates (the “CGG Group”).  The Company shall maintain the Executive in such positions and/or in such other positions as the parties mutually may agree, for the full term of the Executive’s employment hereunder.

1.3           Duties and Services.  The Executive agrees to serve in the positions referred to in Section 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices upon which the parties mutually may agree from time to time.  The Executive’s employment shall also be subject to the policies maintained and established by the Company, as the same may be amended from time to time.

1.4           Other Interests.  The Executive agrees, during the period of his employment by the Company, to devote his primary business time, energy and reasonable best efforts to the business and affairs of the Company and its affiliates and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of the Company, except with the consent of the Board of Directors of the Company (the “Board of Directors”).  The foregoing notwithstanding, the parties recognize and agree that the Executive may engage in passive personal investments and other civic and charitable activities that do not conflict with the business and affairs of the Company or interfere with the Executive’s performance of his duties hereunder without the necessity of obtaining the consent of the Board of Directors.

1.5           Duty of Loyalty.  The Executive acknowledges and agrees that the Executive owes a fiduciary duty of loyalty, fidelity, and allegiance to use his reasonable best efforts to act at all times in the best interests of the Company.  In keeping with these duties, the Executive shall make full disclosure to the Company of all business opportunities pertaining to the Company’s business and shall not appropriate for the Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.

ARTICLE 2
TERM AND TERMINATION OF EMPLOYMENT

2.1           Term.

(i)            Unless sooner terminated pursuant to other provisions hereof, the Company agrees to employ the Executive for the period beginning on the Effective Date and ending on the third anniversary of the Effective Date.  Within sixty days before the expiration of three years after the Effective Date and within sixty days before each successive three-year period of time after the Effective Date that occurs while this Agreement is in effect, the Company shall have the right to review this Agreement, and in its sole discretion either continue and extend this Agreement, terminate this Agreement, offer the Executive a different agreement and/or allow this Agreement to expire at the end of such three-year period of time.  The Company will notify the Executive of such action within said sixty-day time period mentioned above.  This Agreement shall remain in effect until so terminated and/or modified by the Company or, if applicable, until its term expires.  Failure of the Company to take any action within said sixty days shall be considered as an automatic termination of this Agreement, without requirement of notice to the Executive thereof.

(ii)           Notwithstanding anything to the contrary contained in this Section 2.1, it is agreed that if a Change in Control occurs while this Agreement is in effect, then this Agreement shall not be subject to termination or modification under Section 2.1(i) and shall remain in force for a period of two years after such Change in Control, and if within said two years the contingency factors occur which would entitle the Executive to the benefits as provided herein, this Agreement shall remain in effect in accordance with its terms.  If, during the Term and within such two years after a Change in Control, the contingency factors that would entitle the Executive to such benefits do not occur, this Agreement will be considered to have terminated effective as of the expiration of such two year period following the Change in Control.

2.2           Company’s Right to Terminate.  Notwithstanding the provisions of Section 2.1, the Company shall have the right to terminate the Executive’s employment under this Agreement at any time before the expiration of the term provided for in Section 2.1, for any of the following reasons:

(i)            upon the Executive’s death;

(ii)           upon the Executive’s becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis with reasonable accommodation for a period of at least 120 consecutive days or for a period of 180 business days during any twelve-month period (“Disability”);

(iii)          for “Cause,” which for purposes of this Agreement shall mean (A) the Executive’s gross negligence, gross neglect or willful misconduct in the performance of the duties required of him hereunder, (B) the Executive’s commission of a felony that is expected to result in a material adverse effect on the Company, or (C) the Executive’s material breach of any material provision of this Agreement; or

(iv)          for any other reason whatsoever or for no reason, in the sole discretion of the top executive management of the Parent Company.

A termination of the Executive’s employment by the Company pursuant to clause (iv) above is referred to as a “Without Cause Termination.”  Any termination of the Executive’s employment by the Company for Cause shall be effective only upon delivery to the Executive of a certified copy of a letter signed by a legal representative of the Parent Company following a meeting at which the Executive was given an opportunity to be heard (with counsel, if desired by the Executive) on at least five business days’ advance notice, finding that the Executive was guilty of the conduct constituting Cause, and specifying the particulars thereof.

2.3           Executive’s Right to Terminate.  Notwithstanding the provisions of Section 2.1, the Executive shall have the right to terminate his employment under this Agreement at any time before the expiration of the term provided for in Section 2.1, for any of the following reasons:

(i)            upon a Change in Employment Terms (as defined in Section 8.1); provided, however, that a termination of employment by the Executive under this clause (i) is subject to the terms and conditions set forth in clause (iii) of the definition of “Change in Employment Terms” set forth in Section 8.1; or

(ii)           for any other reason whatsoever or for no reason, in the sole discretion of the Executive.

A termination of the Executive’s employment by the Executive pursuant to clause (i) above is referred to as a “Good Reason Termination.”

2.4           Notice of Termination.  If the Company or the Executive desires to terminate the Executive’s employment hereunder at any time prior to expiration of the term of employment as provided in Section 2.1, it or he shall do so by giving written notice to the other party that it or he has elected to terminate the Executive’s employment hereunder and stating the effective date and reason for such termination (and, in the case of a notice by the Company, such notice shall comply with Section 2.2), provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Article 4.

ARTICLE 3
COMPENSATION AND BENEFITS

3.1           Base Salary.  During his employment hereunder, the Executive shall receive a minimum annual base salary of $370,000. The Company shall review the Executive’s annual base salary on an annual basis and may, in its sole discretion, increase, but not decrease, the Executive’s annual base salary, and references in this Agreement to “annual base salary” shall refer to annual base salary as so increased.  The Executive’s annual base salary shall be paid in equal installments in accordance with the Company’s standard policy regarding payment of compensation to executives in the United States of America (“U.S.”) but no less frequently than monthly.

3.2           Signing Bonus Payments.  On the Effective Date, the Company shall pay to the Executive a lump sum cash payment in an amount (the “First Signing Bonus Payment”) equal to $1,197,000.  On the first anniversary of the Effective Date, the Company shall pay to the Executive an amount equal to the amount required to be paid pursuant to the preceding sentence (the “Second Signing Bonus Payment”).  For sake of clarity, the parties agree that the payments and benefits to be provided pursuant to this Section 3.2 and Section 3.3 shall be absolutely unconditional with regard to the Executive and will specifically not be conditioned upon a termination of the Executive’s employment with the Company or, with respect to the payment of the Second Signing Bonus Payment”, the continued employment of Executive with the Company or any of its affiliates (including, after the Mergers (as defined in the Merger Agreement), CGG or any of its affiliates), and shall be conditioned solely upon the occurrence of the Closing pursuant to the Merger Agreement.  Notwithstanding anything to the contrary herein, neither the First Signing Bonus Payment nor the Second Signing Bonus Payment shall be paid prior to January 1, 2007.

3.3           Effect of Closing on Prior Equity Compensation.  Effective immediately upon the Closing pursuant to the Merger Agreement and until the Merger I Effective Time (as defined in the Merger Agreement), (a) each option to acquire Common Stock or other equity securities of the Company held by Executive immediately prior to such Closing shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full; and (b) all restrictions on any restricted Common Stock or other equity securities of the Company granted to Executive prior to the such Closing shall be removed and such Common Stock or other equity securities shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full; provided, however, that notwithstanding the foregoing, the restrictions on the restricted Common Stock of the Company granted to the Executive pursuant to the 2006 LTIP Restricted Stock Award shall not be removed and shall remain in effect in accordance with their terms.  The Executive acknowledges and agrees that the change in his position with the Company and, after the Closing under the Merger Agreement, his relationship with CGG, and their respective affiliates (including position, duties, functions responsibilities and authorities) as is reflected by this Agreement shall not constitute Good Reason for termination of his employment within the meaning of clause (3) of the definition of Good Reason under the 2006 LTIP Restricted Stock Award or a Change in Employment Terms under clause (i)(A) of the definition of such term under this Agreement.  However, for sake of clarity, the Company and CGG acknowledge and agree that changes in the Executive’s position, duties, functions responsibilities or authorities and the other  terms and conditions of Executive’s employment that occur after the Effective Date may constitute Good Reason within the meaning of the 2006 LTIP Restricted Stock Award or a Change in Employment Terms for purposes of this Agreement.

3.4           Annual Bonuses.  For the 2006 and 2007 calendar years, pursuant to Section 5.12 of the Merger Agreement, the Executive shall be eligible to receive an annual cash bonus under the Company’s Global Management Incentive Bonus Plan or a successor plan (the “Bonus Plan”), in an amount determined by the Compensation Committee of the Board of Directors of the Parent Company (the “Compensation Committee”), based on performance goals established by the Compensation Committee in accordance with the terms of the Bonus Plan, and with a target (the “Incentive Target”) of not less than 75% (the “Incentive Target Percentage”) of the Executive’s annual base salary as in effect at the beginning of the calendar year, with appropriate incrementally higher bonus opportunities to take into account superior performance, but subject to a maximum annual cash bonus of 200% of the Incentive Target (that is, 150% of the annual base salary) for the year. For subsequent calendar years throughout his employment hereunder, the Executive shall be eligible to receive an annual cash bonus based on performance goals established by the Compensation Committee; provided, however, that for all years following 2007 during the term of this Agreement, the Executive shall be provided a minimum annual bonus opportunity that is no less than the annual bonus opportunity available to Executive for the 2006 and 2007 calendar years.

3.5           Equity and Incentive Compensation Awards after the Effective Date.  During his employment hereunder, the Executive shall be eligible for equity and other incentive compensation awards in accordance with normal competitive pay practices, on a basis no less favorable than the process and approach used for the Company’s other senior executives, as determined by the Compensation Committee.  With respect to any equity compensation and performance award grants that may be granted to the Executive by the Company, to the extent permitted under applicable French law, such grants shall include provisions that allow the Executive to continue to vest in such awards following the termination of his employment in the event of a termination of employment without Cause at any time or termination for any reason following a Change in Control.

3.6           Other Benefits.  During his employment hereunder, the Executive shall be afforded the following benefits as incidences of his employment:

(i)            Business and Entertainment Expenses.  Subject to the Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, the Company shall reimburse the Executive for, or pay on behalf of the Executive, reasonable and appropriate expenses incurred by the Executive for business related purposes, including dues and fees to industry and professional organizations and costs of entertainment and business development.

(ii)           Vacation.  During each year of his employment, the Executive shall be entitled to not fewer than five weeks of paid vacation in accordance with the Company’s vacation policy for U.S.-based employees, as in effect from time to time.

(iii)          Employee and Executive Benefits Generally.  The Executive shall be eligible for participation in all employee and executive benefits, including without limitation qualified and supplemental retirement, savings and deferred compensation plans, medical and life insurance plans, and other fringe benefits, as in effect from time to time for other senior executives of the Western Hemisphere Services organization of CGG.

ARTICLE 4
PROTECTION OF INFORMATION

4.1           Confidential Information.  The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement) (referred to herein as “Confidential Information”).  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such Confidential Information to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section 4.1 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.  Also, within 14 days after the termination of Executive’s employment for any reason, the Executive shall return to Company all documents and other tangible items containing Company information which are in the Executive’s possession, custody or control.

4.2           Remedies.  The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including the recovery of damages from the Executive and his agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.

ARTICLE 5
NONCOMPETITION AND NONSOLICITATION

5.1           In General.  The Company has and will disclose to the Executive, or place the Executive in a position to have access to or develop, trade secrets and Confidential Information of the Company or its affiliates; and/or has and will place the Executive in a position to develop business good will on behalf of the Company or its affiliates; and/or has and will entrust the Executive with business opportunities of the Company or its affiliates.  As part of the consideration for the compensation and benefits to be paid to the Executive hereunder; to protect the trade secrets and Confidential Information of the Company and its affiliates that have been and will in the future be disclosed or entrusted to the Executive, the business good will of the Company and its affiliates that has been and will in the future be developed in the Executive, or the business opportunities that have been and will in the future be disclosed or entrusted to the Executive by the Company and its affiliates; and as an additional incentive for the Company to enter into this Agreement, the Company and the Executive agree to the noncompetition and the nonsolicitation obligations hereunder.

5.2           Noncompetition.  The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business:

(i)            engage in any business competitive with the business activities of acquiring, processing and/or interpreting geophysical data and/or producing and/or conducting geophysical surveys conducted by the Company and its affiliates (the “Business”); or

(ii)           render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any business competitive with the Business.

For these purposes, if less than 33% of the revenues of any business are derived from activities competitive with the Business, then the first business shall not be considered to be competitive with the Business.  These noncompetition obligations shall apply (x) during the period that the Executive is employed by the Company and (y) if the Executive’s employment with the Company is terminated unilaterally by the Executive (other than pursuant to a Good Reason Termination) on or before December 31, 2008, then, except as provided in the next sentence, during the one-year period following such termination.  If the Executive becomes entitled to the Termination Benefits (as defined in Section 7.2) in connection with a termination of his employment during a Change in Control Period or a Termination in Anticipation of a Change in Control, or the Executive’s employment with the Company is terminated for any reason after December 31, 2008, then, in any such case, these noncompetition obligations shall immediately cease to apply.

5.3           Nonsolicitation.  The Executive shall not, directly or indirectly for the Executive or for others, in any geographic area or market where the Company or any of its affiliates are conducting any business or have during the previous 12 months conducted such business, induce any employee of the Company or any of its affiliates to terminate his or her employment with the

Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company, unless such employee has terminated employment with the Company and its affiliates before such solicitation.  These nonsolicitation obligations shall apply during the period that the Executive is employed by the Company and during the one-year period commencing on the date of the Executive’s termination of employment for any reason.  Notwithstanding the foregoing, the provisions of this Section 5.3 shall not restrict the ability of the Company to take actions with respect to the employment or the termination of employment of any of its employees, or for the Executive to participate in any such actions in his capacity as an officer of the Company.

5.4           Enforcement and Remedies.  The Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article by the Executive, and the Company shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach.  Such remedies shall not be deemed the exclusive remedies for a breach of this Article, but shall be in addition to all remedies available at law or in equity to the Company, including without limitation, the recovery of damages from the Executive and the Executive’s agents involved in such breach and remedies available to the Company pursuant to this and other agreements with the Executive.

5.5           Reformation.  It is expressly understood and agreed that the Company and the Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of the Company.  Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.

ARTICLE 6
STATEMENTS CONCERNING COMPANY OR EXECUTIVE

6.1           In General.  The Executive and the Company and its affiliates shall refrain from any criticisms or disparaging comments about each other or in any way relating to the Executive’s employment or separation from employment; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by the Company or any of its affiliates or the Executive to any state or federal law enforcement agency or require notice to the Company or the Executive thereof, and none of the Executive, the Company or any of its affiliates will be in breach of the covenant contained above solely by reason of testimony or disclosure that is compelled by applicable law or regulation or process of law.  A violation or threatened violation of this prohibition may be enjoined by the courts.  The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE 7
EFFECT OF TERMINATION ON COMPENSATION

7.1           By Death, Disability, Expiration of the Term or for Cause.  If the Executive’s employment hereunder shall terminate (i) upon the Executive’s death, (ii) upon the Executive’s

Disability, (iii) upon expiration of the term provided in Section 2.1, or (iv) by the Company for Cause, then, in any such case, all compensation and all benefits to the Executive hereunder shall terminate contemporaneously with termination of his employment except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits (including, without limitation, Sections 3.2 and 3.3) or continuation of benefits beyond termination of employment; provided, however, that:

(A)          if such termination occurs upon the Executive’s death or Disability during a Change in Control Period (as defined in Section 8.1), then, within 20 days after the date of such termination of employment (subject to the provisions of Section 8.2), the Company shall also pay to the Executive (or the Executive’s estate in the case of the Executive’s death) a lump sum cash payment equal to the Prorated Bonus (as defined in Section 8.1); and
(B)           if such termination occurs during a Change in Control Period by reason of the expiration of the term provided in Section 2.1 then, subject to the provisions of Section 8.2, the Company shall also provide the Executive with the Termination Benefits.

7.2           By the Company Pursuant to a Without Cause Termination.  Subject to the provisions of Sections 7.4 and 8.2, if the Executive’s employment hereunder shall be terminated by the Company prior to expiration of the term provided in Section 2.1 pursuant to a Without Cause Termination (whether before or after the occurrence of a Change in Control), then, upon such termination, regardless of the reason therefor, (i) all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment (including, without limitation, Sections 3.2 and 3.3), and (ii) the Company shall provide the Executive with the Termination Benefits.  For purposes of this Agreement, the term “Termination Benefits” shall mean the following:  (A) within five business days after the date of the Executive’s termination of employment, the Company shall pay to the Executive a lump sum cash payment in an amount equal to the sum of the Severance Payment, the Prorated Bonus, and the Medical Coverage Payment; (B) all options to acquire Shares that have been granted to the Executive, to the extent then outstanding, shall be vested in full upon the Executive’s termination of employment and shall remain exercisable thereafter for the period provided pursuant to the terms thereof, which period shall not be less than 12 months (but in no event shall any such option be exercisable after the expiration of its full original term) and such options treatment shall constitute economic redundancy (dismissal on economic grounds) within the meaning of the exception provided for in CGG’s various stock option plans; (C) with respect to the 2006 LTIP Restricted Stock Award, any portion of the shares subject to such award that have not yet vested shall vest in full upon Executive’s termination of employment; and (D) the Company shall, at its sole expense as incurred, provide the Executive with outplacement services at a cost to the Company not to exceed $10,000 (and with no right of Executive to receive payment in lieu of actual use), the scope and provider of which shall be selected by the Executive in the Executive’s sole discretion.

7.3           By Executive.  Subject to the provisions of Sections 7.4 and 8.2, if the Executive’s employment hereunder shall be terminated by the Executive prior to expiration of the term provided in Section 2.1, then, upon such termination, regardless of the reason therefor, all compensation and benefits to the Executive hereunder shall terminate contemporaneously with the termination of such employment, except to the extent this Agreement or any plan or arrangement of the Company provides for vested benefits or continuation of benefits beyond termination of employment (including, without limitation, Sections 3.2 and 3.3); provided, however, that if such termination shall be a Good Reason Termination, then the Company shall also provide the Executive with the Termination Benefits; provided further, however, that if such termination occurs during a Change in Control Period but it shall not be a Good Reason Termination, then, subject to the provisions of Section 8.2, within 20 days after such termination, the Company shall also pay the Executive a lump sum cash payment equal to the Prorated Bonus.

7.4           Release.  As a condition to the receipt of the Termination Benefits, the Executive must first execute a release agreement (the “Release”) substantially in the form attached hereto as Exhibit A (with such changes to such form as the Company may reasonably require to reflect the circumstances relating to the termination of the Executive’s employment and/or changes in applicable law).  The Company shall also execute the Release; provided, however, that the Company may, in its sole discretion, waive the requirement that the Release be executed by the Executive and the Company as a condition to the Executive’s receipt of the Termination Benefits.  Notwithstanding any provision in Sections 7.2 or 7.3 to the contrary, unless the Company has waived the requirement for the Executive and the Company to execute the Release as provided in the preceding sentence, no Termination Benefits shall be payable or provided by the Company unless and until the Release has been executed by the Executive, has not been revoked, and is no longer subject to revocation by the Executive.

7.5           Parachute Payments.  Notwithstanding anything to the contrary in this Agreement, in the event that any payment, benefit or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Executive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  The Company and the Executive shall make an initial determination as to whether a Gross-Up Payment is required and the amount of any such Gross-Up Payment.  The Executive shall notify the Company in writing of any claim by the Internal Revenue Service which, if successful, would require the Company to make a Gross-Up Payment (or a Gross-Up Payment in excess of that, if any, initially determined by the Company and the Executive) within 10 business days of the receipt of such claim.  The Company shall notify the Executive in writing at least 10 business days prior to the due date of any response required with respect to such claim if it plans to contest the claim.  If the Company decides to contest such claim, then the Executive shall cooperate fully with the Company in such action; provided, however, the Company shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of the Company’s action.  If, as a result of the Company’s action with respect to a claim, the Executive receives a refund of any amount paid by the Company with respect to such claim, then the Executive shall promptly pay such refund to the Company.  If the Company fails to timely notify the Executive whether it will contest such claim or the Company determines not to contest such claim, then the Company shall immediately pay to the Executive the portion of such claim, if any, which it has not previously paid to the Executive.  Notwithstanding anything to the contrary herein, the provisions of Section 7 of the Original Agreement (with respect to Excise Tax gross ups) shall apply with respect to the payment of the First Signing Bonus Payment, Second Signing Bonus Payment and any other payments or benefits, whether pursuant to this Agreement or otherwise, that may be contingent upon the occurrence of the Closing under the Merger Agreement.

7.6           No Duty to Mitigate Losses; No Right of Offset.  The Executive shall have no duty to find new employment following the termination of his employment under circumstances which require the Company to provide the Termination Benefits to the Executive pursuant to this Article 7.  Any salary or remuneration received by the Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment shall not reduce the Company’s obligation (if any) to provide the Termination Benefits (or the amount of such benefits) pursuant to the terms of this Article 7.  The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others; provided, however, that the Company may offset against payments provided for in this Agreement (other than payments pursuant to Section 3.2) the amount of the Executive’s obligation to the Company, if any, for outstanding loans, travel advances, company credit card obligations and any other similar amounts owed by the Executive to the Company.  Payments of Termination Benefits pursuant to this Agreement shall be in lieu of and not in addition to severance or separation pay benefits for which the Executive might otherwise become eligible under any other agreement, plan or policy of the Company or any of its affiliates or any statutory benefits pursuant to the Workers Adjustment and Retraining Notification Act or similar statute, if applicable.

7.7           Liquidated Damages.  In light of the difficulties in estimating the damages for an early termination of this Agreement, the Company and the Executive hereby agree that the Termination Benefits, if any, to be received by the Executive pursuant to this Article 7 shall be received by the Executive as liquidated damages.

ARTICLE 8
MISCELLANEOUS

8.1           Certain Definitions.  As used in this Agreement, the following capitalized terms shall have the meanings assigned below:

“2006 LTIP Restricted Stock Award” means the award of restricted shares of common stock of the Company pursuant to that certain Restricted Share Award Agreement dated October 6, 2006 by and between the Company and the Executive.

“Change in Employment Terms” means the occurrence, within the term of this Agreement, of any of the following without the Executive’s prior written consent:

(i)            With respect to a termination of Executive’s employment that does not occur during a Change in Control Period and which is not a Termination in Anticipation of a Change in Control: (A) the Company’s assignment to the Executive of any duties inconsistent in any material respect with the positions of President of the Western Hemisphere Services operations of CGG and a member of the Executive Committee, or any other action by the Company that results in a material diminution of the Executive’s position, job, duties, or authority; (B) the Company’s failure to reappoint the Executive to the positions of President of the Western Hemisphere Services operations of CGG and a member of the Executive Committee of CGG Group; (C) a reduction of the Executive’s base annual salary or bonus opportunities from the levels in effect on the Effective Date or, if higher, immediately prior to the termination of Executive’s employment; (D) the Company’s material breach of any other material provision of this Agreement; (E) the Company’s requiring the Executive to be based at any office outside Houston, Texas metropolitan area; or (F) the Company’s purported termination of the Executive’s employment by the Company which is not effected pursuant to a notice of termination satisfying the requirements of Section 2.2 hereof (and for purposes of this Agreement, no such purported termination shall be effective); or
(ii)           With respect to a termination of Executive’s employment that occurs during a Change in Control Period or which is a Termination in Anticipation of a Change in Control: (A) the occurrence of any event constituting a Change in Employment Terms under clause (i) above, (B) (x) the Company’s failure to continue in effect any benefit or compensation plan, program or arrangement (including, but not limited to, any bonus, incentive, retirement, supplemental executive retirement, savings, profit sharing, pension, performance, stock option, stock purchase, deferred compensation, life insurance, medical, dental, health, hospital, accident or disability plans) in which the Executive is participating at the time of such Change in Control (or plans, programs and arrangements that provide to the Executive, in the aggregate, substantially similar benefits as the benefits enjoyed by the Executive under the benefit and compensation plans in which Employee is participating at the time of such Change in Control), or (y) the taking of any action by the Company that would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any of such plans or deprive the Executive of any material fringe benefit enjoyed by the Executive at the time of such Change in Control; (C) any failure by the Company to comply with and satisfy the requirements of the second sentence of Section 8.13.  For purposes of determining whether a “Change in Employment Terms” under this clause (ii) has occurred in connection with a Termination in Anticipation of a Change in Control, the provisions of such subclauses shall be interpreted by considering the Executive’s participation in compensation and benefit plans, and perquisites immediately prior to any change therein, rather than immediately prior to the date on which a Change in Control occurs.

(iii)          Notwithstanding the foregoing, prior to the Executive’s termination of employment in reliance on clause (i) or clause (ii) above, the Executive must give written notice to the Company of any such breach, assignment, action, relocation or failure within 120 days after the Executive has actual knowledge thereof, such breach, assignment, action, relocation or failure must remain uncorrected for 10 business days following such written notice, and Executive must terminate his employment within 10 days following his provision of such notice, except as otherwise set forth below.  The Company must provide the Executive with written notice of its objection (“Objection Notice”), if any, to the Change in Employment Terms within seven days of its receipt of the Executive’s notice of termination.  The failure of the Company to object within such time frame shall constitute a consent to the Executive’s election of such event as a Change in Employment Terms and a waiver of any objection thereto.  The Executive’s continued employment with the Company after receipt of an Objection Notice shall not constitute a waiver of such Change in Employment Terms provided that (x) the Executive submits the dispute to arbitration pursuant to Section 8.18 of this Agreement within fourteen days of receipt of the Objection Notice, (y) the arbitrator finds that a Change in Employment Terms occurred, and (z) the Executive terminates his employment with the Company within three days of his receipt of written notice of the arbitrator’s ruling.  The Executive’s right to terminate his employment for a Change in Employment Terms shall not be affected by the Executive’s incapacity due to physical or mental illness (provided that the Company has notified the Executive of the event that could constitute a Change in Employment Terms).  For purposes of this Agreement, any determination that a Change in Employment Terms has occurred that was made by the Executive in good faith based upon his reasonable belief and understanding shall be conclusive unless such determination is deemed by an arbitrator to be unreasonable and not to have been made in good faith by the Executive.

“Change in Control” means the acquisition by any individual, entity or group acting together of beneficial ownership of more than 20% of either (i) the then outstanding shares of Common Stock of CGG, or (ii) the combined voting power of the then outstanding voting securities of CGG entitled to vote generally in the election of directors of the Parent Company and provided (i) such an acquisition is declared hostile by the board of directors of CGG (the “CGG Board of Directors”), or (ii) as a result of such acquisition, the most significant assets or properties of CGG and/or its subsidiaries, are sold, leased, transferred, conveyed or otherwise disposed of, in one or a series of related transactions, or (iii) as a result of such acquisition, the majority of the members of the CGG Board of Directors are no longer directors appointed with the approval of, the majority of the directors in office on the Effective Date or the directors appointed thereafter with the approval of such majority.

“Change in Control Period” means the two-year period beginning on the date a Change in Control occurs.

“COBRA” means Sections 601 – 608 of the Employee Retirement Income Security Act of 1974, as amended, and Section 4980B of the Code.

“Medical Coverage Payment” means an amount equal to (A) 18 multiplied by the amount of the applicable monthly premium under the Company’s group medical plan to maintain pursuant to COBRA the same coverage as the Executive (and, if applicable, his spouse and/or dependents) had under such plan immediately prior to the termination of his employment, plus (B) an amount to cover any taxes applicable to the amount to be paid pursuant to clause (A) above (including taxes on any amounts attributable to amounts payable pursuant to this clause (B)), such that the Executive shall retain, after payment of all applicable taxes on the Medical Coverage Payment and additional amounts relating thereto that he will receive pursuant to clause (B) above, the full amount of the Medical Coverage Payment.

“Prorated Bonus” means an amount equal to the product of (i) the Incentive Target Percentage pursuant to Section 3.2 in effect for the calendar year in which occurs Executive’s termination of employment hereunder multiplied by (ii) the Executive’s annual base salary pursuant to Section 3.1 in effect immediately prior to such termination of employment multiplied by (iii) a fraction, the numerator of which is the number of days in the period beginning on the first day of the calendar year in which such termination of employment occurs and ending on the date of such termination, and the denominator of which is 365.

“Severance Payment” means an amount equal to two (2) times the sum (such sum, the “Severance Base Amount”) of (i) the Executive’s annual base salary pursuant to Section 3.1 in effect immediately prior to the Executive’s termination of employment hereunder and (ii) an amount equal to the annual average of the bonuses paid to the Executive during each of the three years prior to the date of the Executive’s termination of employment. For sake of clarity, the term “bonuses” as used in the calculation of the Severance Base Amount shall not include the First or Second Signing Bonus Payments pursuant to Section 3.2, or any expense reimbursement or in-kind benefits.

“Termination in Anticipation of a Change in Control” means that a Change in Control occurs and, within the six month period prior to the date on which such Change in Control occurs, a Without Cause Termination or a Good Reason Termination occurs.

8.2           Matters Relating to Section 409A of the Code.  Notwithstanding any provision in this Agreement to the contrary, if the payment of any compensation or benefit hereunder (including, without limitation, any severance benefit) would be subject to additional taxes and interest under Section 409A of the Code because the timing of such payment is not delayed as provided in Section 409A(a)(2)(B) of the Code, then any such payment or benefit that the Executive would otherwise be entitled to during the first six months following the date of the Executive’s termination of employment shall be accumulated and paid or provided, as applicable, on the date that is six months after the date of the Executive’s termination of employment (or if such date does not fall on a business day of the Company, the next following business day of the Company), or such earlier date upon which such amount can be paid or provided under Section 409A of the Code without being subject to such additional taxes and interest.

8.3           Legal Fees and Expenses.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and the Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code.  The Company’s obligations under this Section shall apply without regard to the outcome of any such contest.

8.4           Notices.  For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by facsimile with printed confirmation, or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:                                                                            Veritas DGC Inc.
10300 Town Park Drive
Houston, Texas 77072

Attention:  Mr. Brent Whiteley

If to the Parent Company, to: Compagnie Générale de Géophysique

1, rue Leon Migaux

91341 Massy Cedex

Attention:  Mr. Thierry Le Roux

If to the Executive, to:                                                                            Timothy L. Wells
1602 Klimer Way
Houston, Texas  77077

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.

8.5           Applicable Law.  This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without regard to conflicts of law principles thereof.

8.6           No Waiver.  No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.7           Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.

8.8           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

8.9           Withholding of Taxes and Other Employee Deductions.  The Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to the Company’s U.S.-based employees generally.

8.10         Headings.  The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

8.11         Gender and Plurals.  Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.

8.12         Affiliate and References to CGG and the Parent Company.  As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.  For sake of clarity, the term “affiliate” shall include, but shall not be limited to, any affiliate of the Company, any affiliate of any successor to the Company following the consummation of the transactions contemplated by the Merger Agreement, and any affiliate of CGG.  From and after the Closing under the Merger Agreement, except with respect to references in the WHEREAS clauses of this Agreement, the terms “CGG” and “Parent Company” shall mean CGG-Veritas, a société anonyme organized under the laws of the Republic of France.

8.13         Assignment.  This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), and this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor by operation of law or otherwise and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement.  Except as provided in the preceding provisions of this Section, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.

8.14         Term.  Except as provided in Sections 8.3 and 8.17:  (i) this Agreement has a term co-extensive with the term of employment provided in Section 2.1; (ii) termination of this

Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination; and (iii) without limiting the scope of the foregoing clause (ii), the provisions of Section 3.2, and Articles 4, 5, 6 and 7 shall survive any termination of the employment relationship and/or of this Agreement.

8.15         Effect of Agreement; Entire Agreement.  This Amendment shall be of no force or effect if the Closing under the Merger Agreement does not occur.  Except as provided in the written benefit plans and programs and agreements referenced in Article 3, Section 7.5, the written award agreements between the Company and the Executive evidencing awards heretofore made to the Executive under the any incentive or equity participation plans, or any signed written agreement contemporaneously or hereafter executed by the Company and the Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of the Executive by the Company.  Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof (including, without limitation, the Original Agreement, except as provided in Section 7.5) are hereby null and void and of no further force and effect.  Any modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

8.16         Certain Representations and Acknowledgements.  The Executive hereby represents and warrants to the Company that, as of the Effective Date, he is not a party to any employment or other agreement with any third party which would preclude him from continuing employment with the Company and performing his obligations under this Agreement Notwithstanding anything to the contrary herein or in the Original Agreement, the Executive’s employment by the Company or any of its affiliates on or after the Closing under the Merger Agreement shall not be considered a violation of any obligation owed by Executive to the Company, CGG or any of their respective affiliates.

8.17         Indemnification.  The Company agrees to indemnify the Executive with respect to any acts or omissions he may commit during the period during which he is an officer, director and/or employee of the Company or any affiliate thereof, and to provide him with coverage under any directors’ and officers’ liability insurance policies, in each case on terms not less favorable than those provided to any of its other directors and officers as in effect from time to time.

8.18         Arbitration.

(i)            The Company and the Executive agree to submit to final and binding arbitration any and all disputes or disagreements concerning the interpretation or application of this Agreement.  Any such dispute or disagreement will be resolved by arbitration before a single arbitrator in accordance with the Employment Arbitration Rules of the American Arbitration Association (the “AAA Rules”).  Arbitration will take place in Houston, Texas, unless the parties mutually agree to a different location.  The arbitrator shall be chosen in accordance with the AAA Rules.  The arbitrator shall be bound to apply the provisions of applicable substantive law and the Federal Rules of Evidence to any dispute under this Agreement; provided, however, that punitive, liquidated or indirect damages shall not be awarded by the arbitrator.  If the arbitrator is called upon to review a decision of the Company with respect to whether it had cause to terminate the Executive for Cause, the standard of review applicable to such a decision shall be the “abuse of discretion” standard of review that applies under Texas law to the decision of a trustee or under federal law that governs the decisions of an the Executive benefit plan fiduciary under the Executive Retirement Income Security Act of 1974.  The arbitrator shall have the power to decide the claim upon motion of the parties, without necessity of an oral arbitration hearing, if the parties agree in writing to waive such hearing if either party submits a motion requesting a hearing on documents only.  The arbitrator shall render a written reasoned opinion.  The Executive and the Company agree that the decision of the arbitrator will be final and binding on both parties.  Any court having jurisdiction may enter a judgment upon the award rendered by the arbitrator.  In the event the arbitration is decided in whole or in part in favor of the Executive, the Company will reimburse the Executive for his reasonable costs and expenses of the arbitration (including reasonable attorneys’ fees); provided, however, that the Company shall reimburse the Executive in accordance with Section 8.3 for the reasonable expenses (including attorneys’ fees and expenses) incurred by the Executive in enforcing or seeking to enforce in any arbitration the payment of any amount or other benefit described in Section 8.3 regardless of the outcome of such arbitration.  Regardless of the outcome of any arbitration, the Company will pay all fees and expenses of the arbitrator and all of the Company’s costs of such arbitration.
(ii)           Notwithstanding the provisions of Section 8.18(a), the Company may, if it so chooses, bring an action in any court of competent jurisdiction for injunctive relief to enforce the Executive’s obligations under Section 4, 5 or 6 hereof.

8.19         Effect of Counter Signature by the Parent Company.  By its execution of this Agreement, and conditioned upon the occurrence of the Closing under the Merger Agreement, the Parent Company hereby agrees to assume and perform the obligations of the Company through one or more of its subsidiaries, including but not limited to Volnay Acquisition Co. I and Volnay Acquisition Co. II, for periods from and after the Effective Date, including, without limitation, the obligation to provide the First and Second Signing Bonus Payments pursuant to Section 3.2.

[Signatures begin on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

VERITAS DGC, INC.

By:
Name:
Title:

TIMOTHY L. WELLS

COUNTERSIGNED BY

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

By:
Name:
Title:

EXHIBIT A

TO

EMPLOYMENT AGREEMENT

RELEASE AGREEMENT

In consideration of the severance benefits set forth in Section [        ] of that certain Employment Agreement (the “Employment Agreement”) dated as of December          , 2006, by and between  Veritas DGC, Inc. (the “Company”) and Timothy L. Wells (“Executive”), this Release Agreement (this “Agreement”) is made and entered into by the Company and Executive.

By signing this Agreement, Executive and the Company agree as follows:

1.               Purpose.  The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the parties, and to voluntarily resolve any actual or potential disputes or claims that Executive has or might have, as of the date of Executive’s execution of this Agreement, against the Company and the Company’s owners, parents, subsidiaries, and affiliates, and each of their respective directors, officers, employees, agents, attorneys, representatives, assigns, and employee benefit plans (hereinafter collectively referred to as the “Released Parties”).  Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.               Termination of Employment.  Effective                            (the “Termination Date”), Executive’s employment with the Company terminated.

3.              Termination Benefits.  In consideration for Executive’s execution of, and required performance under, this Agreement, the Company shall provide Executive with the Termination Benefits (as such term is defined in the Employment Agreement), which benefits Executive would not otherwise have received, or been entitled to receive, other than those benefits that are required to be paid or provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other laws.  All Company perquisites ceased upon the Termination Date, and all payments hereunder shall be net of applicable federal, state and local taxes as required by law.

4.              Waiver of Additional Compensation or Benefits.  The Termination Benefits to be paid to Executive under Section 3 above constitute the entire amount of compensation and consideration due to Executive under this Agreement or any other agreement, policy, plan or arrangement of the Company providing for severance or separation benefits, and Executive acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.

Notwithstanding any provision in this Agreement to the contrary, this Agreement does not replace, reduce or waive any rights Executive has under the Employment Agreement or with respect to vested and accrued benefits under any [incentive or equity participation plan of the Company or its Affiliates][name applicable plans] and other applicable plans, if any.

5.              Neutral Employment Reference.  The Company shall provide a neutral employment reference to any potential employers that consider the employment of Executive and that seek information concerning the reasons for the departure of Executive.  The Company will provide to any such potential employers the identity of the positions held by Executive and the dates of Executive’s employment with the Company.

6.              Tax Consequences.  The Company has made no representations to Executive regarding the tax consequences of any Termination Benefit received by Executive under this Agreement.  To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company intends for this Agreement to comply with the standards for nonqualified deferred compensation established by Section 409A of the Code (the “409A Standards”).  To the extent that any terms of this Agreement would subject Executive to gross income inclusion, interest or an additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by the 409A Standards.  The Company reserves the right to amend the timing of any payments to be made hereunder in accordance with the 409A Standards.

7.              Certain Continuing Obligations.  Executive acknowledges and agrees that the provisions of Articles 4, 5 and 6 of the Employment Agreement shall survive the termination of the employment relationship, the termination of the Employment Agreement and the execution of this Agreement, and Executive shall continue to honor his post-employment obligations set forth in such provisions of the Employment Agreement.  [The parties acknowledge that Executive has no post-employment obligations under Section 5.2 of the Employment Agreement.]

8.              Executive Representations.  Executive expressly acknowledges and represents, and intends for the Company to rely upon his representations that he:

(1)          Has not filed any complaints, claims or actions against the Company with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future, and that if any court or agency assumes jurisdiction of any complaint, claim or action against the Company on behalf of Executive, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

(2)          Understands that he is, by entering into this Agreement, releasing the Released Parties, including the Company, from any and all claims he may have against them under federal, state, or local laws, which have arisen on or before the date of execution of this Agreement.

(3)          Understands that he is, by entering into this Agreement, waiving all claims that he may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

(4)          Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(5)          Has been, and is hereby, advised in writing to consult with an attorney before signing this Agreement.

(6)          Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

(7)          Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Agreement.

(8)          Does not waive rights or claims that may arise after the date this Agreement is signed.

9.              Release.  Executive, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively, the “Releasing Parties”), hereby fully and forever releases, acquits and discharges the Released Parties, jointly and severally, from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Releasing Parties have or might have against the Released Parties, or that might be assigned by the Releasing Parties, as of the date that this Agreement is executed by Executive.  Executive acknowledges, understands and represents that this release specifically includes, but is not limited to, all claims: (a) arising under any federal, state, and local employment laws, regulations, executive orders, and ordinances, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act of 1990; ERISA; the Family and Medical Leave Act; the Texas Commission on Human Rights Act, as amended; the Texas Labor Code; and any local human rights law; (b) arising under or concerning any alleged contract or agreement; (c) for any alleged tort; and (d) under any equitable or other theory or recovery.  The parties acknowledge and agree that Executive is not releasing claims to employee benefits pursuant to the Company’s or its affiliates’ employee benefit plans that explicitly provide for the payment of benefits following termination of employment.

10.       Twenty-One Days to Consider Offer of Termination Benefits.  Executive shall have, and by signing this Agreement Executive acknowledges and represents that he has had, the opportunity to take at least twenty-one (21) days after the date this Agreement is executed by the Company to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement.  Although Executive may sign this Agreement prior to the end of the 21-day period, Executive may not sign this Agreement on or before the Termination Date.  In addition, if Executive signs this Agreement prior to the end of the 21-day period, Executive shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day period of time is knowing and voluntary and was not induced by the Company through:  (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.  Executive is advised to consult with an attorney with regard to his entry into this Agreement.

11.       Seven Day Revocation Period.  Executive may revoke this Agreement at any time within seven (7) days after he signs it.  To revoke the Agreement, Executive must deliver written notification of such revocation to the attention of                                    , [Vice President Human Resources], within seven (7) days after the date Executive signs this Agreement.  Executive further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable.

12.       Release by the Company. Provided that Executive executes this Agreement and does not revoke this Agreement as provided in Section 11 above, the Company, on behalf of itself and its successors and assigns, hereby fully and forever releases, acquits and discharges Executive from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Company has or might have against Executive as of the date this Agreement is executed by the Company arising from or in any way connected with or related to Executive’s past service as an officer, director, employee, or agent of the Company or any of its subsidiaries; provided, however, that such release (a) shall not apply to any claims, demands, actions, lawsuits, grievances or causes of action that the Company may have against Executive for past conduct that constitutes fraud or willful misconduct, (b) shall not serve to waive or release any rights or claims of the Company that may arise after the date this Agreement is executed, and (c) shall not affect any future obligation which Executive may have to the Company under the terms of this Agreement or the Employment Agreement.

13.       Entire Agreement.  This Agreement sets forth the entire agreement of Executive and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and Executive pertaining to the subject matter of this Agreement.

14.       Miscellaneous.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees.

Nothing in this Agreement will be construed to prevent Executive from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers’ Benefit Protection Act.  Executive further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Company and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from the Company and/or other entities including costs and attorneys’ fees.

15.       Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws.

VERITAS DGC INC.

By:

[Vice President, Human Resources]

Dated this           day of                   , 20

EXECUTIVE

By:
Timothy L. Wells

Dated this           day of                            , 20